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                                                                    EXHIBIT 99.1


                                               For further information, contact
                                               Jack B. Lay
                                               Executive Vice President and
                                               Chief Financial Officer
                                               (636) 736-7439

FOR IMMEDIATE RELEASE

                 RGA ANNOUNCES EXERCISE OF UNDERWRITERS' OPTION

         ST. LOUIS, December 2, 2003 - Reinsurance Group of America, Incorporated (NYSE:RGA) announced today that the underwriters for its recent public offering have exercised their entire option to purchase an additional 1,575,000 newly issued shares of its common stock. After giving effect to the exercise of the option, RGA will have offered 12,075,000 shares of its common stock at a public offering price of $36.65 per share. The company expects to use the net proceeds from the offering for general corporate purposes, including funding its reinsurance operations.

         The initial offering was completed on November 13, 2003. The closing date for the option is scheduled for December 4, 2003.

         The joint book-running managers for this offering were Goldman, Sachs & Co. and Lehman Brothers. A copy of the prospectus supplement and prospectus relating to this offering may be obtained from (i) Goldman, Sachs & Co., Prospectus Department at 85 Broad St., New York, N.Y. 10004, or by phone at
(212) 902-1000 or (ii) Lehman Brothers Inc., Prospectus Department, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, N.Y. 11717, or by phone or fax at 631-254-7106 or 631-254-7268, respectively.

         A shelf registration statement relating to these securities has been filed with the Securities and Exchange Commission and became effective on October 16, 2003. The offering will only be made pursuant to a prospectus supplement and accompanying prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of RGA, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT RGA

         Reinsurance Group of America, Incorporated, through its subsidiaries, RGA Reinsurance Company and RGA Life Reinsurance Company of Canada, is among the largest providers of life reinsurance in North America. In addition to its North American operations, Reinsurance Group of America, Incorporated has subsidiary companies or offices in Australia, Barbados, Hong Kong, India, Ireland, Japan, Mexico, South Africa, South Korea, Spain, Taiwan, and the United Kingdom. Worldwide, the company has approximately $893 billion of life reinsurance in force, and assets of $10.5 billion as of September 30, 2003. MetLife, Inc. will beneficially own approximately 52 percent of RGA's outstanding shares subsequent to the exercise of the option by the underwriters.

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